Exhibit 99.1
Coca-Cola Reports Fourth Quarter and Full-Year 2021 Results

Global Unit Case Volume Grew 9% for the Quarter and 8% for the Full Year

Net Revenues Grew 10% for the Quarter and 17% for the Full Year;
Organic Revenues (Non-GAAP) Grew 9% for the Quarter and 16% for the Full Year

Operating Income Declined 28% for the Quarter and Grew 15% for the Full Year;
Comparable Currency Neutral Operating Income (Non-GAAP) Declined 12% for the Quarter and
Grew 12% for the Full Year

Fourth Quarter EPS Grew 65% to $0.56, and Comparable EPS (Non-GAAP) Declined 5% to $0.45; Full-Year EPS Grew 26% to $2.25, and Comparable EPS (Non-GAAP) Grew 19% to $2.32

Cash Flow from Operations Was $12.6 Billion for the Full Year, Up 28%;
Full-Year Free Cash Flow (Non-GAAP) Was $11.3 Billion, Up 30%

Company Provides 2022 Financial Outlook

ATLANTA, Feb. 10, 2022 – The Coca-Cola Company today reported fourth quarter and full-year 2021 results, including another quarter of sequential improvement in volume trends compared to 2019. “In 2021, our system demonstrated resilience and flexibility by successfully navigating through another year of uncertainty,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We focused on our key strategies and emerged stronger. We are confident that progress on our strategic transformation has made us a nimbler total beverage company. While the environment remains dynamic, we will build on the momentum from 2021 to drive topline growth and maximize returns.”

Highlights

Quarterly / Full-Year Performance
•Revenues: For the quarter, net revenues grew 10% to $9.5 billion, resulting in net revenues ahead of 2019, and organic revenues (non-GAAP) grew 9%. Revenue performance included 10% growth in price/mix and a decline of 1% in concentrate sales. The quarter included six fewer days, which resulted in an approximate 6-point headwind to revenue growth. The quarter was also impacted by the timing of concentrate shipments. For the full year, net revenues grew 17% to $38.7 billion, and organic revenues (non-GAAP) grew 16%. This performance was driven by 9% growth in concentrate sales and 6% growth in price/mix.
•Margin: For the quarter, operating margin, which included items impacting comparability, was 17.7% versus 27.2% in the prior year, while comparable operating margin (non-GAAP) was 22.1% versus 27.3% in the prior year. For the full year, operating margin, which included items impacting comparability, was 26.7% versus 27.3% in the prior year, while comparable operating margin (non-GAAP) was 28.7% versus 29.6% in the prior year. For both the quarter and the full year, operating margin compression was primarily driven by a significant increase in marketing investments versus the prior year. Additionally, fourth quarter operating margin was impacted by topline pressure from six fewer days in the quarter along with the timing of concentrate shipments.
•Earnings per share: For the quarter, EPS grew 65% to $0.56, and comparable EPS (non-GAAP) declined 5% to $0.45. For the full year, EPS grew 26% to $2.25, and comparable EPS (non-GAAP) grew 19% to $2.32. Both fourth quarter and full-year comparable EPS (non-GAAP) performance included the impact of a 2-point currency tailwind.
•Market share: For both the quarter and the full year, the company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages, which included share gains in both at-home and away-from-home channels. The company’s value share in total NARTD beverages, and in both at-home and away-from-home channels, remains ahead of 2019.
•Cash flow: Cash flow from operations for the year was $12.6 billion, up $2.8 billion versus the prior year, driven by strong business performance and working capital initiatives. Full-year free cash flow (non-GAAP) was $11.3 billion, up $2.6 billion versus the prior year, driven by strong cash flow from operations.

Company Updates
•Business environment: Compared to 2019, global unit case volume sequentially improved each quarter in 2021, resulting in full-year unit case volume being ahead of 2019. This performance was driven by ongoing, asynchronous recovery in many markets and the company’s ability to better adapt to successive waves of the pandemic. The fourth quarter marked the first quarter in which away-from-home volume was ahead of 2019, while strength in at-home channels also continued. Although reopenings continue to vary across the world, the company is combining the power of scale with the deep knowledge required to win locally and is continuing to invest ahead of the recovery in a targeted way.
•Strengthening a consumer-centric portfolio through strategic acquisitions: During the fourth quarter, the company acquired the remaining 85% ownership interest in BODYARMOR, a line of sports performance and hydration beverages that has significant potential for long-term growth. Since gaining access to the company’s bottling system three years ago, BODYARMOR has driven continuous innovation in hydration products. For full-year 2021, BODYARMOR was the #2 sports drink in the category in measured retail channels in the United States, with retail value growth of approximately 50%. BODYARMOR will continue to be distributed by the company’s U.S. bottling system and will be managed as a separate business within the company’s North America operating unit.
•Transforming and modernizing marketing through one global marketing network partner: After an extensive review in 2021, the company named WPP as its global marketing network partner. WPP will play a key role in executing a new marketing model to drive long-term growth for the company’s global portfolio of brands. The new, integrated agency model is consumer-centric and leverages the power of big, bold ideas and creativity within experiences. The company intends to create end-to-end experiences that are grounded in data-rich consumer insights, optimized in real-time and implemented at scale. WPP, supported by a common data and technology platform that connects marketing teams throughout the company, will work with a strategic roster of approved agencies to provide access to the best creative minds and ideas.
•Further embedding sustainability into the business, including a new packaging target: The company’s environmental, social and governance (ESG) goals are embedded in operations and serve as key drivers of growth. To complement and support its World Without Waste goals, the company announced a new, global goal to reach 25% reusable packaging by 2030. Reusable packaging, including refillable containers for dispensed/fountain along with refillable or returnable glass and plastic bottles, supports the company’s collection goals and contributes to reducing the company’s carbon footprint, while aligning with consumer preferences for sustainable packaging options. Increasing reusable packaging and dispensed options responds to both consumer affordability and sustainability preferences, making it one of several important commercial levers to help achieve the company’s World Without Waste goals and contribute to the circular economy.

Operating Review – Three Months Ended December 31, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	(1)	10	(1)	1	10	9	9
Europe, Middle East & Africa	4	13	(2)	0	15	17	11
Latin America	(10)	11	1	0	2	2	5
North America	4	9	0	3	17	14	8
Asia Pacific	4	(8)	(3)	0	(6)	(3)	11
Global Ventures[4]	10	15	2	0	27	25	19
Bottling Investments	6	(3)	(1)	0	2	3	13
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(28)	(17)	1	(12)
Europe, Middle East & Africa	1	(7)	0	8
Latin America	0	(1)	4	(3)
North America	(17)	(16)	0	(1)
Asia Pacific	(31)	0	(3)	(29)
Global Ventures	—[5]	—	—	—
Bottling Investments	(11)	(4)	5	(12)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	65	70	2	(6)

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
5 Reported operating income for Global Ventures for the three months ended December 31, 2021 was $78 million. Reported operating loss for Global Ventures for the three months ended December 31, 2020 was $9 million. Therefore, the percent change is not meaningful.

Operating Review – Year Ended December 31, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	9	6	1	0	17	16	8
Europe, Middle East & Africa	12	6	1	0	19	18	9
Latin America	6	12	0	0	18	19	6
North America	7	7	0	0	15	14	5
Asia Pacific	11	(2)	3	0	12	9	10
Global Ventures[3]	20	13	7	0	41	34	17
Bottling Investments	11	2	2	0	15	13	11
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	15	1	2	12
Europe, Middle East & Africa	13	(2)	1	13
Latin America	20	1	1	18
North America	35	16	0	19
Asia Pacific	9	1	4	4
Global Ventures	—[4]	—	—	—
Bottling Investments	53	11	(2)	43

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	26	7	2	17

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
4 Reported operating income for Global Ventures for the year ended December 31, 2021 was $293 million. Reported operating loss for Global Ventures for the year ended December 31, 2020 was $123 million. Therefore, the percent change is not meaningful.
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 9% for the quarter and 8% for the year, resulting in volume ahead of 2019. Volume growth was strong across most markets. The volume performance was driven by investments in the marketplace, ongoing recovery in markets where coronavirus-related uncertainty was abating, and the benefit from cycling the impact of the pandemic in the prior year. For both the quarter and the year, growth in developing and emerging markets was led by China, India and Russia, while growth in developed markets was led by the United States, Mexico and the United Kingdom.

Category performance was as follows:
◦Sparkling soft drinks grew 8% for the quarter and 7% for the year, resulting in volume ahead of 2019, driven by strong performance across all geographic operating segments. Trademark Coca-Cola grew 7% for both the quarter and the year, resulting in volume ahead of 2019, led by Europe, Middle East & Africa and Asia Pacific. Coca-Cola® Zero Sugar grew double digits for both the quarter and the year. Sparkling flavors grew 9% for both the quarter and the year, led by Europe, Middle East & Africa and Asia Pacific.
◦Nutrition, juice, dairy and plant-based beverages grew 11% for the quarter and 12% for the year, resulting in volume ahead of 2019. For both the quarter and the year, there was strong growth across all geographic operating segments.
◦Hydration, sports, coffee and tea grew 12% for the quarter and 7% for the year. Hydration grew 11% for the quarter and 5% for the year, with growth across all geographic operating segments. Sports drinks grew 18% for the quarter and 13% for the year, resulting in volume ahead of 2019, primarily driven by strong growth of BODYARMOR in the United States. Tea grew 10% for the quarter and 6% for the year, led by growth in Japan and the United States. Coffee grew 17% for the quarter and 15% for the year, primarily driven by the ongoing reopening of Costa® retail stores in the United Kingdom.
•Price/mix grew 10% for the quarter and 6% for the year, driven by pricing actions in the marketplace along with favorable channel and package mix due to cycling the impact of the pandemic in the prior year. Price/mix for the quarter was further benefited by positive segment mix. For the quarter, concentrate sales were 10 points behind unit case volume. This was primarily attributable to six fewer days in the quarter, which resulted in an approximate 6-point impact on concentrate sales, along with the timing of concentrate shipments. For the full year, concentrate sales were 1 point ahead of unit case volume, primarily due to bottler inventory build to manage near-term supply disruption.
•Operating income declined 28% for the quarter and grew 15% for the year, which included items impacting comparability and currency tailwinds. Comparable currency neutral operating income (non-GAAP) declined 12% for the quarter, driven by a significant increase in marketing investments versus the prior year. Additionally, fourth quarter operating income was impacted by topline pressure from six fewer days in the quarter. Comparable currency neutral operating income (non-GAAP) grew 12% for the full year, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by a significant increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume grew 11% for the quarter, a low single-digit increase versus 2019, driven by ongoing recovery in markets where coronavirus-related uncertainty was abating, along with the benefit from cycling the impact of the pandemic in the prior year. Growth was led by Russia and Spain in Europe, Nigeria in Africa, and Turkey in Eurasia and Middle East.
•Price/mix grew 13% for the quarter, driven by favorable channel and package mix due to cycling the impact of the pandemic in the prior year, along with positive geographic mix. For the quarter, concentrate sales were 7 points behind unit case volume, primarily due to six fewer days in the quarter.
•Operating income grew 1% for the quarter, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 8% for the quarter, primarily driven by solid organic revenue (non-GAAP) growth across all operating units, partially offset by a significant increase in marketing investments versus the prior year.
•For the year, the company gained value share in total NARTD beverages, which included share gains across most categories.

Latin America
•Unit case volume grew 5% for the quarter, a mid single-digit increase versus 2019. Growth was led by Mexico, Argentina and Chile, driven by growth in most categories.
•Price/mix grew 11% for the quarter, driven by pricing actions in the marketplace, favorable channel and package mix, along with the timing of deductions. For the quarter, concentrate sales were 15 points behind unit case volume, primarily due to six fewer days in the quarter and the timing of concentrate shipments.
•Operating income was even for the quarter, which included items impacting comparability and a 3-point currency tailwind. Comparable currency neutral operating income (non-GAAP) declined 3% for the quarter, driven by an increase in marketing investments versus the prior year.
•For the year, the company gained value share in total NARTD beverages, led by share gains in Mexico, Argentina, Brazil and Colombia.

North America
•Unit case volume grew 8% for the quarter, resulting in even performance versus 2019. Growth was driven by recovery in the fountain business as coronavirus-related uncertainty abated. Sparkling soft drinks and sports drinks led the growth during the quarter.
•Price/mix grew 9% for the quarter, primarily driven by pricing actions in the marketplace, recovery in the fountain business and away-from-home channels, and strong growth in premium offerings. For the quarter, concentrate sales were 4 points behind unit case volume, primarily due to six fewer days in the quarter.
•Operating income declined 17% for the quarter, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) declined 1% for the quarter, driven by a significant increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages for the year, driven by recovery in away-from-home channels along with strong performance in at-home channels for sparkling flavors, sports drinks and dairy.

Asia Pacific
•Unit case volume grew 11% for the quarter, resulting in a low single-digit increase versus 2019. Growth was driven by China, India and the Philippines, partially offset by pressure in Australia due to the impact of the pandemic. Growth was led by Trademark Coca-Cola and sparkling flavors.
•Price/mix declined 8% for the quarter due to negative channel mix in key markets along with 4 points of negative geographic mix due to growth in emerging and developing markets outpacing developed markets. For the quarter, concentrate sales were 7 points behind unit case volume, primarily due to six fewer days in the quarter.
•Operating income declined 31% for the quarter, which included a 2-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 29% for the quarter, driven by topline pressure along with a significant increase in marketing investments versus the prior year.
•The company’s value share in total NARTD beverages was even for the year, as strong underlying share gains in most markets were offset by the impact of negative geographic mix in the operating segment.

Global Ventures
•Net revenues grew 27% for the quarter, which included a 2-point currency tailwind. Organic revenues (non-GAAP) grew 25%. Revenue growth was primarily driven by the ongoing reopening of Costa retail stores in the United Kingdom.
•Operating income growth and comparable currency neutral operating income (non-GAAP) growth for the quarter were driven by strong organic revenue (non-GAAP) growth.

Bottling Investments
•Unit case volume grew 13% for the quarter, driven by strong growth in the key markets of India and the Philippines.
•Price/mix declined 3% for the quarter, primarily due to weather-related disruption and negative package mix in South Africa.
•Operating income declined 11% for the quarter, including items impacting comparability and a 5-point tailwind from currency. Comparable currency neutral operating income (non-GAAP) declined 12% for the quarter, driven by an increase in operating expenses versus the prior year.

Capital Allocation Update
•Reinvesting in the business: The company continued to invest in its various lines of business and spent $1.4 billion in capital expenditures in 2021, an increase of 16% versus the prior year.
•Continuing to grow the dividend: The company paid dividends totaling $7.3 billion during 2021. The company has increased its dividend in each of the last 59 years.
•Consumer-centric M&A: The company acquired the remaining 85% ownership interest in BODYARMOR, a line of sports performance and hydration beverages, in November 2021 for $5.6 billion.
•Share repurchases: In 2021, the company did not repurchase any shares under the existing share repurchase authorization. The company’s remaining share repurchase authorization is approximately $10 billion.

Outlook
The 2022 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2022 projected organic revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable net revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable cost of goods sold (non-GAAP) to full-year 2022 projected reported cost of goods sold, full-year 2022 projected underlying effective tax rate (non-GAAP) to full-year 2022 projected reported effective tax rate, full-year 2022 projected comparable currency neutral EPS (non-GAAP) to full-year 2022 projected reported EPS or full-year 2022 projected comparable EPS (non-GAAP) to full-year 2022 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates throughout 2022; the exact timing and amount of acquisitions, divestitures and/or structural changes throughout 2022; the exact timing and amount of items impacting comparability throughout 2022; and the actual impact of changes in commodity costs throughout 2022. The unavailable information could have a significant impact on the company’s full-year 2022 reported financial results.
Full Year 2022
The company expects to deliver organic revenue (non-GAAP) growth of 7% to 8%.
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 3% tailwind from acquisitions.

The company expects commodity price inflation to be a mid single-digit percentage headwind on comparable cost of goods sold (non-GAAP), based on the current rates and including the impact of hedged positions.
The company’s underlying effective tax rate (non-GAAP) is estimated to be 20%. This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 8% to 10% and comparable EPS (non-GAAP) growth of 5% to 6%, versus $2.32 in 2021.
Comparable EPS (non-GAAP) percentage growth is expected to include a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a minimal tailwind from acquisitions.
The company expects to generate free cash flow (non-GAAP) of approximately $10.5 billion through cash flow from operations of approximately $12.0 billion, less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to ongoing tax litigation with the U.S. Internal Revenue Service.
First Quarter 2022 Considerations
Comparable net revenues (non-GAAP) are expected to include an approximate 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 3% tailwind from acquisitions.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 5% currency headwind based on the current rates and including the impact of hedged positions.
The first quarter has one less day compared to first quarter 2021.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales for the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of coffee (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•First quarter 2021 financial results were impacted by five additional days as compared to first quarter 2020, and fourth quarter 2021 financial results were impacted by six fewer days as compared to fourth quarter 2020. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full-year 2021 operating results today, Feb. 10, 2022, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	December 31, 2021	December 31, 2020	% Change
Net Operating Revenues	$9,464	$8,611	10
Cost of goods sold	4,088	3,578	14
Gross Profit	5,376	5,033	7
Selling, general and administrative expenses	3,336	2,589	29
Other operating charges	368	106	249
Operating Income	1,672	2,338	(28)
Interest income	71	76	(4)
Interest expense	165	310	(47)
Equity income (loss) — net	302	204	48
Other income (loss) — net	1,080	53	1,930
Income Before Income Taxes	2,960	2,361	25
Income taxes	510	887	(42)
Consolidated Net Income	2,450	1,474	66
Less: Net income (loss) attributable to noncontrolling interests	36	18	90
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,414	$1,456	66
Basic Net Income Per Share[1]	$0.56	$0.34	65
Diluted Net Income Per Share[1]	$0.56	$0.34	65
Average Shares Outstanding	4,321	4,300	1
Effect of dilutive securities	26	29	(15)
Average Shares Outstanding Assuming Dilution	4,347	4,329	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Year Ended
	December 31, 2021	December 31, 2020	% Change
Net Operating Revenues	$38,655	$33,014	17
Cost of goods sold	15,357	13,433	14
Gross Profit	23,298	19,581	19
Selling, general and administrative expenses	12,144	9,731	25
Other operating charges	846	853	(1)
Operating Income	10,308	8,997	15
Interest income	276	370	(25)
Interest expense	1,597	1,437	11
Equity income (loss) — net	1,438	978	47
Other income (loss) — net	2,000	841	138
Income Before Income Taxes	12,425	9,749	27
Income taxes	2,621	1,981	32
Consolidated Net Income	9,804	7,768	26
Less: Net income (loss) attributable to noncontrolling interests	33	21	55
Net Income Attributable to Shareowners of The Coca-Cola Company	$9,771	$7,747	26
Basic Net Income Per Share[1]	$2.26	$1.80	26
Diluted Net Income Per Share[1]	$2.25	$1.79	26
Average Shares Outstanding	4,315	4,295	0
Effect of dilutive securities	25	28	(11)
Average Shares Outstanding Assuming Dilution	4,340	4,323	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$9,684	$6,795
Short-term investments	1,242	1,771
Total Cash, Cash Equivalents and Short-Term Investments	10,926	8,566
Marketable securities	1,699	2,348
Trade accounts receivable, less allowances of $516 and $526, respectively	3,512	3,144
Inventories	3,414	3,266
Prepaid expenses and other current assets	2,994	1,916
Total Current Assets	22,545	19,240
Equity method investments	17,598	19,273
Other investments	818	812
Other noncurrent assets	6,731	6,184
Deferred income tax assets	2,129	2,460
Property, plant and equipment — net	9,920	10,777
Trademarks with indefinite lives	14,465	10,395
Goodwill	19,363	17,506
Other intangible assets	785	649
Total Assets	$94,354	$87,296
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$14,619	$11,145
Loans and notes payable	3,307	2,183
Current maturities of long-term debt	1,338	485
Accrued income taxes	686	788
Total Current Liabilities	19,950	14,601
Long-term debt	38,116	40,125
Other noncurrent liabilities	8,607	9,453
Deferred income tax liabilities	2,821	1,833
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,116	17,601
Reinvested earnings	69,094	66,555
Accumulated other comprehensive income (loss)	(14,330)	(14,601)
Treasury stock, at cost — 2,715 and 2,738 shares, respectively	(51,641)	(52,016)
Equity Attributable to Shareowners of The Coca-Cola Company	22,999	19,299
Equity attributable to noncontrolling interests	1,861	1,985
Total Equity	24,860	21,284
Total Liabilities and Equity	$94,354	$87,296

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended
	December 31, 2021	December 31, 2020
Operating Activities
Consolidated net income	$9,804	$7,768
Depreciation and amortization	1,452	1,536
Stock-based compensation expense	337	126
Deferred income taxes	894	(18)
Equity (income) loss — net of dividends	(615)	(511)
Foreign currency adjustments	86	(88)
Significant (gains) losses — net	(1,365)	(914)
Other operating charges	506	556
Other items	201	699
Net change in operating assets and liabilities	1,325	690
Net Cash Provided by Operating Activities	12,625	9,844
Investing Activities
Purchases of investments	(6,030)	(13,583)
Proceeds from disposals of investments	7,059	13,835
Acquisitions of businesses, equity method investments and nonmarketable securities	(4,766)	(1,052)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	2,180	189
Purchases of property, plant and equipment	(1,367)	(1,177)
Proceeds from disposals of property, plant and equipment	108	189
Other investing activities	51	122
Net Cash Provided by (Used in) Investing Activities	(2,765)	(1,477)
Financing Activities
Issuances of debt	13,094	26,934
Payments of debt	(12,866)	(28,796)
Issuances of stock	702	647
Purchases of stock for treasury	(111)	(118)
Dividends	(7,252)	(7,047)
Other financing activities	(353)	310
Net Cash Provided by (Used in) Financing Activities	(6,786)	(8,070)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(159)	76
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	2,915	373
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	7,110	6,737
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	10,025	7,110
Less: Restricted cash and restricted cash equivalents at end of year	341	315
Cash and Cash Equivalents at End of Year	$9,684	$6,795

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,638	$1,429	15	$745	$735	1	$772	$747	3
Latin America	1,030	1,005	2	592	590	0	590	546	8
North America	3,393	2,891	17	721	868	(17)	735	877	(16)
Asia Pacific	1,012	1,077	(6)	279	406	(31)	272	409	(33)
Global Ventures	775	610	27	78	(9)	—	89	(6)	—
Bottling Investments	1,904	1,869	2	159	178	(11)	395	136	190
Corporate	26	21	24	(902)	(430)	(110)	107	(348)	—
Eliminations	(314)	(291)	(8)	—	—	—	—	—	—
Consolidated	$9,464	$8,611	10	$1,672	$2,338	(28)	$2,960	$2,361	25
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2021, intersegment revenues were $168 million for Europe, Middle East & Africa, $2 million for North America, $141 million for Asia Pacific, $2 million for Bottling Investments and $1 million for Corporate. During the three months ended December 31, 2020, intersegment revenues were $159 million for Europe, Middle East & Africa, $1 million for North America, $128 million for Asia Pacific and $3 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)	December 31, 2021	December 31, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$7,193	$6,057	19	$3,735	$3,313	13	$3,821	$3,379	13
Latin America	4,143	3,499	18	2,534	2,116	20	2,542	2,001	27
North America	13,190	11,477	15	3,331	2,471	35	3,140	2,500	26
Asia Pacific	5,291	4,722	12	2,325	2,133	9	2,350	2,158	9
Global Ventures	2,805	1,991	41	293	(123)	—	310	(120)	—
Bottling Investments	7,203	6,265	15	473	308	53	1,596	898	78
Corporate	85	46	84	(2,383)	(1,221)	(95)	(1,334)	(1,067)	(25)
Eliminations	(1,255)	(1,043)	(20)	—	—	—	—	—	—
Consolidated	$38,655	$33,014	17	$10,308	$8,997	15	$12,425	$9,749	27
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2021, intersegment revenues were $629 million for Europe, Middle East & Africa, $6 million for North America, $609 million for Asia Pacific, $9 million for Bottling Investments and $2 million for Corporate. During the year ended December 31, 2020, intersegment revenues were $523 million for Europe, Middle East & Africa, $4 million for North America, $509 million for Asia Pacific and $7 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. In 2021, the company acquired the remaining ownership interest in BODYARMOR. The impact of acquiring BODYARMOR has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment for the three months and year ended December 31, 2021. In 2020, the company discontinued our Odwalla juice business. The impact of discontinuing our Odwalla juice business has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment for the year ended December 31, 2021.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses including associated costs, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Asset Impairments
During the three months and year ended December 31, 2021, the company recorded an impairment charge of $78 million related to a trademark in Europe, which was driven by a change in our intent to renew the license agreement for a certain brand.
During the three months and year ended December 31, 2020, the company recorded an other-than-temporary impairment charge of $252 million related to Coca-Cola Bottlers Japan Holdings Inc. (“CCBJHI”), an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI was less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature.
During the year ended December 31, 2020, the company recorded impairment charges of $160 million related to discontinuing our Odwalla juice business, and recorded an impairment charge of $55 million related to a trademark in North America, which was driven by the impact of the COVID-19 pandemic, revised projections of future operating results and a change in brand focus in the company’s portfolio. The company also recorded an other-than-temporary impairment charge of $38 million related to one of our equity method investees in Latin America and an impairment charge of $26 million associated with an investment in an equity security without a readily determinable fair value. These impairment charges were primarily driven by revised projections of future operating results. In addition, the company recorded a charge of $13 million for the impairment of goodwill in our bottling operations in the Middle East, which was primarily driven by a change in sugar tax laws, and recorded impairment charges totaling $10 million related to several trademarks in Latin America, which were primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company is building a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in the structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation, marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three months and year ended December 31, 2021, the company recorded charges of $33 million and $263 million, respectively, which were primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives. During the three months and year ended December 31, 2020, the company recorded charges of $84 million and $427 million, respectively, primarily related to severance costs associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three months and year ended December 31, 2021, the company recorded charges of $44 million and $115 million, respectively. During the three months and year ended December 31, 2020, the company recorded charges of $28 million and $99 million, respectively. The costs incurred were primarily related to certain remaining initiatives designed to further simplify and standardize our organization.
Equity Investees
During the three months and year ended December 31, 2021, the company recorded net charges of $8 million and $13 million, respectively. During the three months and year ended December 31, 2020, the company recorded net charges of $88 million and $216 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains/Losses
During the three months and year ended December 31, 2021, the company recognized a gain of $834 million in conjunction with our acquisition of the remaining ownership interest in BODYARMOR, which resulted from the remeasurement of our previously held equity interest in BODYARMOR to fair value. The company also recorded charges of $119 million, which includes various transition and transaction costs, distributor termination fees, employee retention costs and the amortization of noncompete agreements related to the BODYARMOR acquisition. Additionally, during the three months and year ended December 31, 2021, the company recognized gains totaling $57 million and $133 million, respectively, related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations. During the three months and year ended December 31, 2021, the company also recorded charges of $106 million and $369 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife, LLC (“fairlife”) acquisition.
During the year ended December 31, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of our ownership interest in Coca-Cola Amatil Limited, an equity method investee.
During the three months and year ended December 31, 2020, the company recorded charges of $4 million and $51 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife acquisition. The company also recognized a gain of $17 million related to the sale of an equity method investment in North America.
During the year ended December 31, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value. The company also recognized gains totaling $23 million related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations and a gain of $2 million related to the 2017 refranchising of our China bottling operations, resulting from post-closing adjustments as contemplated by the related agreements.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $37 million and $85 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2020, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $108 million and $126 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $85 million and $362 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2020, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $257 million and $132 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the year ended December 31, 2021, the company recorded charges of $650 million related to the extinguishment of long-term debt. During the three months and year ended December 31, 2020, the company recorded charges of $79 million and $484 million, respectively, related to the extinguishment of long-term debt.
Other
During the three months and year ended December 31, 2021, the company recorded net charges of $10 million and $318 million, respectively, related to restructuring our manufacturing operations in the United States. During the three months and year ended December 31, 2021, the company also recorded charges of $1 million and $15 million, respectively, related to tax litigation.
During the three months and year ended December 31, 2020, the company recorded net charges of $15 million and $84 million, respectively, related to restructuring our manufacturing operations in the United States. During the three months and year ended December 31, 2020, the company also recorded a net gain of $4 million and net charges of $33 million, respectively, related to discontinuing our Odwalla juice business. Additionally, during the three months and year ended December 31, 2020, the company recorded charges of $3 million related to tax litigation.
Certain Tax Matters
During the three months and year ended December 31, 2021, the company recorded $20 million and $62 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, during the three months and year ended December 31, 2021, the company recorded net tax expense of $13 million and $134 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items, including the tax impact of agreed-upon audit issues, and recorded tax expense of $88 million and $111 million, respectively, associated with return to provision adjustments. Additionally, during the three months and year ended December 31, 2021, the company recorded net tax expense of $78 million and $255 million, respectively, related to changes in tax laws in the U.S. and certain foreign jurisdictions.
During the year ended December 31, 2021, the company recorded a tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment.
During the three months and year ended December 31, 2020, the company recorded $16 million and $77 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three months and year ended December 31, 2020, the company recorded net tax benefits of $32 million and $95 million, respectively, primarily associated with return to provision adjustments. During the three months and year ended December 31, 2020, the company also recorded net tax expense of $488 million and $458 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. During the three months and year ended December 31, 2020, the company recorded $12 million and $28 million, respectively, of net tax expense related to changes in tax laws in certain foreign jurisdictions. During the three months and year ended December 31, 2020, the company recorded a tax benefit of $107 million related to the reversal of valuation allowances on certain equity investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,464	$4,088	$5,376	56.8%	$3,336	$368	$1,672	17.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(78)	78
Strategic Realignment	—	—	—		—	(20)	20
Productivity and Reinvestment	—	—	—		—	(44)	44
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(225)	225
Other Items	6	(46)	52		—	(1)	53
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,470	$4,042	$5,428	57.3%	$3,336	$—	$2,092	22.1%

	Three Months Ended December 31, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,611	$3,578	$5,033	58.5%	$2,589	$106	$2,338	27.2%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(81)	81
Productivity and Reinvestment	—	—	—		—	(28)	28
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(4)	4
Other Items	(8)	83	(91)		—	7	(98)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,603	$3,661	$4,942	57.4%	$2,589	$—	$2,353	27.3%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	10	14	7		29	249	(28)
% Currency Impact	(1)	(1)	0		(1)	—	2
% Change — Currency Neutral (Non-GAAP)	10	15	7		30	—	(31)

% Change — Comparable (Non-GAAP)	10	10	10		29	—	(11)
% Comparable Currency Impact (Non-GAAP)	0	(1)	0		(1)	—	1
% Change — Comparable Currency Neutral (Non-GAAP)	10	12	10		30	—	(12)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$165	$302	$1,080	$2,960	$510	17.3%	$2,414	$0.56
Items Impacting Comparability:
Asset Impairments	—	—	—	78	16		62	0.01
Strategic Realignment	—	—	13	33	10		23	0.01
Productivity and Reinvestment	—	—	—	44	10		34	0.01
Equity Investees	—	8	—	8	—		8	—
Transaction Gains/Losses	—	—	(891)	(666)	47		(713)	(0.16)
Other Items	6	—	(84)	(37)	13		(50)	(0.01)
Certain Tax Matters	—	—	—	—	(159)		159	0.04
Comparable (Non-GAAP)	$171	$310	$118	$2,420	$447	18.4% [2]	$1,937	$0.45

	Three Months Ended December 31, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$310	$204	$53	$2,361	$887	37.6%	$1,456	$0.34
Items Impacting Comparability:
Asset Impairments	—	—	252	252	—		252	0.06
Strategic Realignment	—	—	3	84	11		73	0.02
Productivity and Reinvestment	—	—	—	28	6		22	0.01
Equity Investees	—	88	—	88	(4)		92	0.02
Transaction Gains/Losses	—	—	(17)	(13)	(4)		(9)	—
Other Items	(79)	—	(253)	(272)	(63)		(209)	(0.05)
Certain Tax Matters	—	—	—	—	(345)		345	0.08
Comparable (Non-GAAP)	$231	$292	$38	$2,528	$488	19.3%	$2,022	$0.47

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(47)	48	1,930	25	(42)		66	65
% Change — Comparable (Non-GAAP)	(26)	6	202	(4)	(9)		(4)	(5)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$38,655	$15,357	$23,298	60.3%	$12,144	$846	$10,308	26.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(78)	78
Strategic Realignment	—	—	—		—	(146)	146
Productivity and Reinvestment	—	—	—		—	(115)	115
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(488)	493
Other Items	3	53	(50)		—	(19)	(31)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$38,658	$15,410	$23,248	60.1%	$12,139	$—	$11,109	28.7%

	Year Ended December 31, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$33,014	$13,433	$19,581	59.3%	$9,731	$853	$8,997	27.3%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(238)	238
Strategic Realignment	—	—	—		—	(413)	413
Productivity and Reinvestment	—	—	—		—	(99)	99
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(51)	51
Other Items	(15)	65	(80)		—	(52)	(28)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$32,999	$13,498	$19,501	59.1%	$9,731	$—	$9,770	29.6%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	17	14	19		25	(1)	15
% Currency Impact	1	1	2		2	—	2
% Change — Currency Neutral (Non-GAAP)	16	14	17		23	—	13

% Change — Comparable (Non-GAAP)	17	14	19		25	—	14
% Comparable Currency Impact (Non-GAAP)	1	1	2		2	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	16	13	18		23	—	12
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,597	$1,438	$2,000	$12,425	$2,621	21.1%	$9,771	$2.25
Items Impacting Comparability:
Asset Impairments	—	—	—	78	16		62	0.01
Strategic Realignment	—	—	117	263	60		203	0.05
Productivity and Reinvestment	—	—	—	115	29		86	0.02
Equity Investees	—	13	—	13	(10)		23	0.01
Transaction Gains/Losses	—	—	(1,666)	(1,173)	(138)		(1,035)	(0.24)
Other Items	(821)	—	(84)	706	140		566	0.13
Certain Tax Matters	—	—	—	—	(410)		410	0.09
Comparable (Non-GAAP)	$776	$1,451	$367	$12,427	$2,308	18.6% [2]	$10,086	$2.32

	Year Ended December 31, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,437	$978	$841	$9,749	$1,981	20.3%	$7,747	$1.79
Items Impacting Comparability:
Asset Impairments	—	—	316	554	61		493	0.11
Strategic Realignment	—	—	14	427	93		334	0.08
Productivity and Reinvestment	—	—	—	99	22		77	0.02
Equity Investees	—	216	—	216	—		216	0.05
Transaction Gains/Losses	—	—	(944)	(893)	40		(933)	(0.22)
Other Items	(484)	—	(110)	346	52		294	0.07
Certain Tax Matters	—	—	—	—	(207)		207	0.05
Comparable (Non-GAAP)	$953	$1,194	$117	$10,498	$2,042	19.5%	$8,435	$1.95

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	11	47	138	27	32		26	26
% Change — Comparable (Non-GAAP)	(19)	22	212	18	13		20	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended December 31, 2021
% Change — Reported (GAAP)	65
% Currency Impact	4
% Change — Currency Neutral (Non-GAAP)	62

% Impact of Items Impacting Comparability (Non-GAAP)	70
% Change — Comparable (Non-GAAP)	(5)
% Comparable Currency Impact (Non-GAAP)	2
% Change — Comparable Currency Neutral (Non-GAAP)	(6)

Year Ended December 31, 2021
% Change — Reported (GAAP)	26
% Currency Impact	2
% Change — Currency Neutral (Non-GAAP)	23

% Impact of Items Impacting Comparability (Non-GAAP)	7
% Change — Comparable (Non-GAAP)	19
% Comparable Currency Impact (Non-GAAP)	2
% Change — Comparable Currency Neutral (Non-GAAP)	17
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,638	$1,030	$3,393	$1,012	$775	$1,904	$26	$(314)	$9,464
Items Impacting Comparability:
Other Items	6	1	—	(1)	—	—	—	—	6
Comparable (Non-GAAP)	$1,644	$1,031	$3,393	$1,011	$775	$1,904	$26	$(314)	$9,470

	Three Months Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,429	$1,005	$2,891	$1,077	$610	$1,869	$21	$(291)	$8,611
Items Impacting Comparability:
Other Items	(4)	(3)	(1)	—	—	—	—	—	(8)
Comparable (Non-GAAP)	$1,425	$1,002	$2,890	$1,077	$610	$1,869	$21	$(291)	$8,603

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	15	2	17	(6)	27	2	24	(8)	10
% Currency Impact	(2)	1	0	(3)	2	(1)	(1)	—	(1)
% Change — Currency Neutral (Non-GAAP)	17	2	17	(3)	25	3	25	—	10
% Acquisitions, Divestitures and Structural Changes	0	0	3	0	0	0	0	—	1
% Change — Organic Revenues (Non-GAAP)	17	2	14	(3)	25	3	25	—	9

% Change — Comparable (Non-GAAP)	15	3	17	(6)	27	2	24	—	10
% Comparable Currency Impact (Non-GAAP)	(1)	1	0	(3)	2	(1)	(1)	—	0
% Change — Comparable Currency Neutral (Non-GAAP)	17	2	17	(3)	25	3	25	—	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,193	$4,143	$13,190	$5,291	$2,805	$7,203	$85	$(1,255)	$38,655
Items Impacting Comparability:
Other Items	6	—	—	(3)	—	—	—	—	3
Comparable (Non-GAAP)	$7,199	$4,143	$13,190	$5,288	$2,805	$7,203	$85	$(1,255)	$38,658

	Year Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$6,057	$3,499	$11,477	$4,722	$1,991	$6,265	$46	$(1,043)	$33,014
Items Impacting Comparability:
Other Items	(9)	1	1	1	—	—	(9)	—	(15)
Comparable (Non-GAAP)	$6,048	$3,500	$11,478	$4,723	$1,991	$6,265	$37	$(1,043)	$32,999

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	19	18	15	12	41	15	84	(20)	17
% Currency Impact	1	0	0	3	7	2	(17)	—	1
% Change — Currency Neutral (Non-GAAP)	18	19	15	9	34	13	101	—	16
% Acquisitions, Divestitures and Structural Changes	0	0	0	0	0	0	0	—	0
% Change — Organic Revenues (Non-GAAP)	18	19	14	9	34	13	101	—	16

% Change — Comparable (Non-GAAP)	19	18	15	12	41	15	124	—	17
% Comparable Currency Impact (Non-GAAP)	1	0	0	3	7	2	1	—	1
% Change — Comparable Currency Neutral (Non-GAAP)	18	19	15	9	34	13	124	—	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$745	$592	$721	$279	$78	$159	$(902)	$1,672
Items Impacting Comparability:
Asset Impairments	78	—	—	—	—	—	—	78
Strategic Realignment	—	—	—	(1)	—	—	21	20
Productivity and Reinvestment	—	—	—	—	—	—	44	44
Transaction Gains/Losses	—	—	21	—	—	—	204	225
Other Items	6	1	32	(1)	1	13	1	53
Comparable (Non-GAAP)	$829	$593	$774	$277	$79	$172	$(632)	$2,092

	Three Months Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$735	$590	$868	$406	$(9)	$178	$(430)	$2,338
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	37	(3)	(6)	(1)	4	21	29	81
Productivity and Reinvestment	(2)	—	—	—	—	—	30	28
Transaction Gains/Losses	—	—	—	—	—	—	4	4
Other Items	(4)	(3)	(80)	—	1	(15)	3	(98)
Comparable (Non-GAAP)	$766	$584	$782	$405	$(4)	$184	$(364)	$2,353

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	1	0	(17)	(31)	—	(11)	(110)	(28)
% Currency Impact	4	3	0	(2)	—	5	0	2
% Change — Currency Neutral (Non-GAAP)	(3)	(3)	(17)	(29)	—	(16)	(110)	(31)

% Impact of Items Impacting Comparability (Non-GAAP)	(7)	(1)	(16)	0	—	(4)	(37)	(17)
% Change — Comparable (Non-GAAP)	8	1	(1)	(31)	—	(7)	(73)	(11)
% Comparable Currency Impact (Non-GAAP)	0	4	0	(3)	—	5	0	1
% Change — Comparable Currency Neutral (Non-GAAP)	8	(3)	(1)	(29)	—	(12)	(73)	(12)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,735	$2,534	$3,331	$2,325	$293	$473	$(2,383)	$10,308
Items Impacting Comparability:
Asset Impairments	78	—	—	—	—	—	—	78
Strategic Realignment	63	11	14	12	—	—	46	146
Productivity and Reinvestment	—	—	—	—	—	—	115	115
Transaction Gains/Losses	—	—	21	—	—	—	472	493
Other Items	6	—	(35)	(3)	(3)	(11)	15	(31)
Comparable (Non-GAAP)	$3,882	$2,545	$3,331	$2,334	$290	$462	$(1,735)	$11,109

	Year Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,313	$2,116	$2,471	$2,133	$(123)	$308	$(1,221)	$8,997
Items Impacting Comparability:
Asset Impairments	—	10	215	—	—	13	—	238
Strategic Realignment	78	19	115	31	4	21	145	413
Productivity and Reinvestment	(5)	—	—	—	—	—	104	99
Transaction Gains/Losses	—	—	—	—	—	—	51	51
Other Items	(9)	1	1	1	6	(17)	(11)	(28)
Comparable (Non-GAAP)	$3,377	$2,146	$2,802	$2,165	$(113)	$325	$(932)	$9,770

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	13	20	35	9	—	53	(95)	15
% Currency Impact	2	1	0	4	—	(1)	(1)	2
% Change — Currency Neutral (Non-GAAP)	11	19	35	5	—	55	(94)	13

% Impact of Items Impacting Comparability (Non-GAAP)	(2)	1	16	1	—	11	(9)	1
% Change — Comparable (Non-GAAP)	15	19	19	8	—	42	(86)	14
% Comparable Currency Impact (Non-GAAP)	1	1	0	4	—	(2)	0	2
% Change — Comparable Currency Neutral (Non-GAAP)	13	18	19	4	—	43	(86)	12
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions unless noted)

Operating Margin:
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	17.67%	27.15%	(948)
Items Impacting Comparability (Non-GAAP)	(4.43)%	(0.20)%
Comparable Operating Margin (Non-GAAP)	22.10%	27.35%	(525)
Comparable Currency Impact (Non-GAAP)	0.37%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	21.73%	27.35%	(562)
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.72)%	0.03%
Underlying Operating Margin (Non-GAAP)	22.45%	27.32%	(487)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	26.67%	27.25%	(58)
Items Impacting Comparability (Non-GAAP)	(2.07)%	(2.36)%
Comparable Operating Margin (Non-GAAP)	28.74%	29.61%	(87)
Comparable Currency Impact (Non-GAAP)	0.11%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	28.63%	29.61%	(98)
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.20)%	(0.09)%
Underlying Operating Margin (Non-GAAP)	28.83%	29.70%	(87)

Free Cash Flow:
	Year Ended December 31, 2021	Year Ended December 31, 2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$12,625	$9,844	$2,781
Purchases of Property, Plant and Equipment (GAAP)	(1,367)	(1,177)	(190)
Free Cash Flow (Non-GAAP)	$11,258	$8,667	$2,591

Projected 2022 Free Cash Flow (In billions):
Year Ending December 31, 2022
Net Cash Provided by Operating Activities (GAAP)[1]	$12.0
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Projected Free Cash Flow (Non-GAAP)	$10.5
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and any resurgences of the pandemic, including the number of people contracting the virus, the impact of shelter-in-place and social distancing requirements, the impact of governmental actions across the globe to contain the virus, vaccine availability, rates of vaccination, the effectiveness of vaccines against existing and new variants of the virus, governmental or other vaccine mandates and potential associated business and supply chain disruptions, and the substance and pace of the post-pandemic economic recovery; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; inflationary pressures; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to achieve ESG goals and accurately report our progress due to operational, financial, legal, and other risks, many of which are outside our control, and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.